NOTICE AND PROXY STATEMENT


NAIC GROWTH FUND, INC.

NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 1998


To the shareholders of the NAIC Growth Fund, Inc.:

     Notice is hereby given that the 1998 Annual Meeting of Shareholders (the "meeting") of the NAIC Growth Fund, Inc. (the "Fund") will be held at the Fund's principal executive offices located at 711 West Thirteen Mile Road, Madison Heights, Michigan, on Thursday, May 14, 1998 at 2:00 p.m. for the following purposes:

     1.      To elect a Board of eight (8) Directors;

     2. To ratify or reject the selection of Arthur Andersen LLP as independent auditors of the Fund for the calendar year ending December 31, 1998; and

     3. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to vote at the Meeting or any adjournment thereof.

     You are cordially invited to attend the Meeting. Shareholders who do not expect to attend the Meeting in person are requested to complete, date and sign the enclosed proxy form and return it promptly in the envelope provided for that purpose. The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund.

By Order of the Board of Directors




Lewis A. Rockwell
Secretary

April 8, 1998











PROXY STATEMENT

NAIC GROWTH FUND, INC.
711 West Thirteen Mile Road
Madison Heights,  Michigan 48071


1997 Annual Meeting of Shareholders
May 14, 1998




INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NAIC Growth Fund, Inc., a Maryland corporation (the "Fund"), to be voted at the 1998 Annual Meeting of Shareholders of the Fund (the "Meeting"), to be held at the executive offices of the National Association of Investors Corporation, 711 West Thirteen Mile Road, Madison Heights, Michigan 48071, at 2:00 p.m. on May 14, 1998. The approximate mailing date of this Proxy Statement is April 8, 1998.

     All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein.

     Unless instructions to the contrary are marked, proxies will be voted for the election of eight Directors and for the ratification of the independent auditors. Any proxy may be revoked at any time prior to the exercise thereof by giving written notice to the Secretary of the Fund.

     The Directors have fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Shareholders on the record date will be entitled to one vote for each share held, with no shares having cumulative voting rights. As of December 31, 1997, the Fund had outstanding 1,576,988 shares of common stock, par value $0.001 per share. To the knowledge of management of the Fund no person owned beneficially more than 5% of its outstanding shares at such date.

     To the knowledge of the Fund as of December 31, 1997, the following number of shares of the Fund's common stock $0.001 par value were beneficially owned by each director and by all directors and officers of the Fund as a group:











   Owner         Number of Shares and Nature          Percent of Class
                 of Beneficial Ownership as of
                 December 31, 1997 (a)

All Officers and Directors as
a group  (8 persons)           40,563                      2.57

   Thomas E. O'Hara             7,583                       *

   Kenneth S. Janke            12,093                       *

   Lewis A. Rockwell           11,737                       *

   Peggy L. Schmeltz            6,248                       *

   Cynthia P. Charles           1,347                       *

   Carl A. Holth                1,085                       *

   James M. Lane                    0                       *

   Benedict J. Smith              470                       *

(a) The nature of beneficial ownership of shares shown in this column is sole voting and investment power unless otherwise indicated. The shares shown for Messrs. O'Hara, Janke and Rockwell include 6,483 shares owned by the Mutual Investment Club of Detroit Limited Partnership, a Michigan limited partnership, of which Messrs. O'Hara, Rockwell and Janke are general partners. The individual retirement accounts of Messrs. O'Hara and Janke are limited partners of the Mutual Investment Club of Detroit Limited Partnership. The shares shown for Messrs. O'Hara and Janke also include 229 shares owned by the National Association of Investors Corporation and held by NAIC Associates, a Michigan co-partnership, a nominee partnership in which Messrs. O'Hara, Janke and James T. Sobol (Vice President of Finance of the Investment Adviser) are the sole partners. The shares shown for Mr. Rockwell include 5,254shares owned jointly with his wife. The shares shown for Mr. Janke include 5,381 shares owned by a trust of which he is trustee. The shares shown for Mrs. Charles include 669 shares owned jointly with her children. The shares shown for Mr. Holth are owned by a revocable living trust of which he is trustee.

*    Less than 1%.














     The Directors have elected three (3) officers for the Fund. The following sets forth information concerning each of these officers:

        Office                      Name and Age          Served Since


Chairman of the Board and
 Chief Executive Officer         Thomas E. O'Hara - 82         1989

President, Chief Operating
 Officer and Treasurer           Kenneth S. Janke - 63         1989


Secretary                        Lewis A. Rockwell - 79        1989






      The Fund has no standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions. The Fund has a Management Proxy Committee comprised of Messrs. O'Hara and Janke to cast votes represented by properly executed proxies.

     A copy of the Fund's Annual Report for the year ended December 31, 1997, including audited financial statements, has been included with this proxy statement.

     The Directors of the Fund know of no business other than that mentioned in Items 1 and 2 of the Notice of Meeting which will be presented for consideration at the Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.





















PROPOSAL NO. 1
(Election of Directors)

     A Board of eight (8) Directors to serve for a term of one (1) year, or until their successors are elected and qualified, is to be elected at the Meeting. Unless authorization to do so is withheld, it is intended that the proxies will be voted for the election of the nominees named below. If any nominee becomes unavailable for election, an event not now anticipated by the Board of Directors, the proxy will be voted for such other nominee as may be designated by the Board of Directors. All nominees are presently Directors of the Fund and have consented to continuing as Directors. Listed below are all nominees and their backgrounds.

Nominee Directors

Name and Address    Age          Position                   Director
                                   Held                      Since

Thomas E. O'Hara *  82     Chairman of the Board,            1989
                           Chief Executive Officer

Chairman of the Board Trustee of the National Association of Investors Corporation, the Fund's Investment Adviser (the "Investment Adviser").

Kenneth S. Janke *  63     Director, President,              1989
                           Chief Operating Officer
                           And Treasurer

President and Trustee of the Investment Adviser; Director, AFLAC; Partner, NAIC Associates.


Lewis A. Rockwell * 79     Director and Secretary            1989

Attorney and Counsel to the law firm of Bodman, Longley & Dahling LLP, counsel to the Fund and the Investment Adviser (January, 1990 to present); attorney and member of the law firm of Rockwell and Kotz, P.C.(December, 1982 to January, 1990); Trustee and Secretary of the Investment Adviser.

Peggy L. Schmeltz * 70     Director                          1989

Adult Education Teacher.


Cynthia P. Charles  76     Director                          1989

Retired.

Carl A. Holth       64     Director                          1989

President and Director, Greater Detroit Capital Corporation; Financial Consultant and President of Carl A. Holth & Associates, Inc. (a private financial consulting and business appraising firm located in Grosse Pointe Woods, Michigan).


Benedict J. Smith   77     Director                          1996

Retired; Senior Vice President, Manufacturers Bank (1970-1987); Director and Treasurer, Detroit Executive Service Corps.; Director, Vista Maria; Trustee, Henry Ford Health System, Behavioral Services.

James M. Lane       67     Director                          1997

Retired; Senior Vice President, NBD Bank (1982-1994); Trustee for Wheaton College, William Tyndale College, Baseball Chapel, Inc., Christian Camps, Inc., and Financial Analysts Society.


* An "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

      There were six (6) meetings of the Board of Directors held during the past year. Each Director attended at least 75% of the meetings of the Board of Directors during 1997, except Mr. Kenneth S. Janke who attended four (4) and Mr. William Endicott who has resigned as Director effective September 8, 1997.




































Compensation of Directors and Officers
and Ownership Reports

     The Directors of the Fund who are not affiliated with the Investment Adviser or the Investment Adviser's affiliates are paid $1,500 per year plus $100 per meeting attended. All other officers and directors, including the Chairman, President and Secretary, are not compensated by the Fund, except for out-of-pocket expenses relating to attendance at meetings and other operations of the Fund.

     Directors and officers of the Fund and certain of its affiliates and beneficial owners of more than 10% of the Fund's common stock are required to file initial reports of ownership and reports of changes in ownership of the Fund's common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. The Fund has reviewed such reports received by it and written representations of such persons who are known by the Fund, and based solely upon such review, the Fund believes that during the year ended December 31, 1997 all filing requirements were met.

Investment Advisor

     The Fund has entered into an Investment Advisory Agreement dated October 2, 1989, as amended, between the National Association of Investors Corporation (the "Investment Adviser") and the Fund (the "Advisory Agreement"). The shareholders approved the continuance of the Advisory Agreement through June 30, 1993 and modification to the Advisory Agreement at the Annual Meeting of Shareholders which was held on May 21, 1992. The Advisory Agreement, which became effective on July 2, 1990, continues in effect for a period of two years from its effective date and thereafter only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund. The continuance of the Advisory Agreement through June 30, 1999 was approved by the Board of Directors of the Fund at its meeting on December 4, 1997.

     The Investment Adviser is a Michigan nonprofit corporation which provides investment education and advisory services. The address of the Investment Adviser is the same as the Fund. Messrs. O'Hara, Janke and Rockwell, who are directors and officers of the Fund, are also trustees and officers of the Investment Adviser. See "Proposal No. 1 - Nominee Directors." The Fund is the Investment Adviser's sole advisory client. A copy of the consolidated balance sheet as of September 30, 1997 of National Association of Investment Clubs Trust, which wholly owns the Investment Adviser, is attached hereto as Exhibit A.

     The following table set forth the name, title and principal occupation of the officers and trustees of the Investment Adviser. The address of each is the address of the Fund.

     Name                             Position With National
                              Association Of Investors Corporation
                                       (Investment Adviser)


 Warren B. Alexander                        Trustee

Retired

 Donald E. Danko                            Trustee

Managing Editor of Better Investing.

 Lorrie Gustin                              Trustee

Consultant, Stand In Office Services (1995-Present); Vice President of W.R. Gustin & Associates, Inc. (1956-1995).

 Robert W. Hague                            Trustee

Investment adviser for SIGMA Investment Counselors (1989-Present); Senior Vice President of Federal-Mogul Corporation (1964-1989).

 Richard H. Holthaus                        Trustee

Vice President, Fleishman-Hillard (1992-Present);Senior Vice President, Christensen & Associates (1989-1992); Vice President of Investor Relations for CitiCorp-CitiBank (1971-1989).

 Kenneth S. Janke                     Trustee and President

None.

 Kenneth R. Lightcap                        Trustee

Weller, O'Sullivan, Zucherman & Lightcap, (1996-Present) Vice President, Director Public Relations, Pedone & Partners (1994-1996); Managing Director,Manning Selvage & Lee (1992-1993); Vice President of Shareholder Relations, Reebok Int'l, Ltd., (1989-1991); Vice President of
Public Affairs and Investor Relations for Chesebrough-Ponds, Inc.
(1976-1989).

 Leroy F. Mumford                           Trustee

President of PlanCon Associates, Inc. (1982-Present).

 Thomas E. O'Hara                      Trustee and Chairman
                                          of the Board

None.

 Lewis A. Rockwell                     Trustee and Secretary

Counsel to the law firm of Bodman, Longley & Dahling LLP (1990-Present); Member of the law firm of Rockwell and Kotz, P.C. (1982-1990); President, Director, Secretary, Sunshine-Fifty, Inc.

 Ralph L. Seger, Jr.                         Trustee

President, Seger-Elvekrog, Inc. (1981-Present)

 Sharon Vuinovich                            Trustee

Regional Vice President, McDonald's Corp.

 Peggy L. Schmeltz                           Trustee

Adult Education Teacher.

 Elizabeth N. Hamm                           Trustee

Adult Education Teacher.

     The Investment Adviser is wholly owned by the National Association of Investment Clubs Trust (the "Trust"), a trust formed under Michigan law. The address of the Trust is the address of the Fund. The trustees of the Investment Adviser are also the trustees of the Trust. No officer, director or trustee of the Fund or the Investment Adviser has any direct or indirect interest in the Investment Adviser or the Trust.

Advisory Agreement

     The Advisory Agreement provides that, subject to the direction of the Board of Directors of the Fund, the Investment Adviser is responsible for the actual management of the Fund's portfolio. The responsibility for making decisions to buy, sell or hold a particular security rests with the Investment Adviser, subject to review by the Board of Directors of the Fund.

Fees and Expense

     For the services provided by the Investment Adviser under the Advisory Agreement, the Fund is to pay to the Investment Adviser a monthly fee at an annual rate of three-quarters of one percent (0.75%) of the weekly net assets of the Fund, which fee is higher than those paid by most other investment companies; however, if the weekly net asset value of the Fund is below Three Million Eight Hundred Thousand and 00/100 ($3,800,000.00) Dollars, no Investment Adviser's fee will be paid or accrued by the Fund to the Investment Adviser for that week. The Investment Adviser waived its fees from 1991 through 1995 and has waived all of its fees for 1996 and 1997, except with respect to certain costs and expenses incurred by the Investment Adviser in connection with the Fund which are anticipated to be approximately six percent (6%) of the three-quarters of one percent (0.75%) fees for 1997, or forty-five hundredth of one percent (0.045%). These costs and expenses related to a Consulting Agreement dated January 1, 1997 entered into by the Investment Adviser and Hutner Capital Management Inc. ("Hutner"), whereby the Investment Adviser retained Hutner as its consultant with respect to the investment of certain of the assets of the Fund. Pursuant to the terms to the Consulting Agreement, Hutner provided the Investment Adviser with investment recommendations concerning such assets. The Investment Adviser retained sole discretion to accept or reject such recommendations. For its services, Hutner was paid a fee by the Investment Adviser equal to 1/2% per annum of the market value of the assets subject to the Consulting Agreement. The arrangement with Hutner expired by its terms on December 31, 1997. The Fund made no other material payments to the Investment Adviser in 1997.

     In addition to the fee of the Investment Adviser, the Fund pays all of the other costs and expenses of its operation including, among other things, expenses for legal and auditing services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, transfer agent, Securities and Exchange Commission fees, fees and expenses of unaffiliated directors, accounting and pricing costs, membership fees and trade associations, insurance, interest, brokerage costs, taxes, stock exchange listing fees and expenses, expenses of qualifying the Fund's shares for sale in various states and other miscellaneous expenses properly payable by the Fund. The Advisory Agreement provides that in the event the average weekly net asset value of the Fund falls below Three Million Eight Hundred Thousand and 00/100 ($3,800,000.00) Dollars, the Investment Adviser will not be paid its fee, nor will such fee be accrued. The Advisory Agreement provides that the Fund may not incur annual aggregate expenses in excess of two percent (2%) of the first Ten Million and 00/100 ($10,000,000.00) Dollars of the Fund's average net assets, one and one-half percent (1 1/2%) of the next Twenty Million and 00/100 ($20,000,000.00) Dollars of the average net assets, and one percent (1%) of the remaining average net assets for any fiscal year. Any excess expenses shall be the responsibility of the Investment Adviser. The pro rata portion of the estimate annual excess expenses will be offset against the Investment Adviser's monthly fee. In the event such amount exceeds the fee payable in any month, no fees shall be collected by the Investment Adviser at such time.

Termination

     The Advisory Agreement is not assignable. The Advisory Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund. The Investment Adviser may terminate the Advisory Agreement upon sixty days notice to the Fund.

Use of Name

     The Investment Adviser has become well known through its educational activities and publications. The Fund had no prior operating history and therefore at the time of the initial offering was not well known. As a result, the Investment Adviser consented to allow the Fund to use NAIC as part of the Fund's name. The Fund acknowledges that the Investment Adviser may withdraw from the Fund the use of its name, however in doing so, the Investment Adviser agrees to submit the question of continuing the Advisory Agreement to a vote of the Fund's shareholders at that time.
The Advisory Agreement also reserves the right of the Investment Adviser to grant the use of its name in whole or in part to another investment company or business enterprise. However, the Investment Adviser agrees to submit the question of continuing the Advisory Agreement to the vote of the Fund's shareholders at that time.

Portfolio Transactions and Brokerage

     Subject to the policies established by the Board of Directors of the Fund, the Investment Adviser is primarily responsible for the execution of the Fund's portfolio transactions and the allocation of brokerage. In executing such transactions, the Investment Adviser seeks to obtain the most favorable execution and price taking into account such factors as price, size of order, difficulty of execution and operation of facilities of the firm involved and the firm's risk in positioning a block of securities.

     The Investment Adviser and the Fund have no obligations to deal with any broker or group of brokers in executing transactions in portfolio securities. The Investment Adviser is also authorized to consider, in selecting brokers or dealers with which such orders may be placed, certain statistical, research and other information or services furnished to the Investment Adviser by brokers or dealers (the terms "statistical, research and other information or services" include advice as to the value of securities, the responsibility of investing in, purchasing or selling securities; the availability of securities or purchasers or sellers of securities; and the furnishing of analysis and reports concerning issuers, industries, securities, economic factors and trends, and portfolio strategy in the performance of accounts). The Investment Adviser may pay a broker a commission in excess of that which another broker might charge in recognition of the value of the statistical, research and other information provided by such broker.

     The Investment Adviser will also make recommendations as to the manner in which voting rights, rights to consent to corporate action or other rights pertaining to the Fund's portfolio securities will be exercised.

     A substantial portion of the securities in which the Fund will invest may be traded in the over-the-counter market, and the Fund intends to deal directly with the dealers who make markets in the securities involved, except in those circumstances where better prices and execution are available elsewhere. Under the 1940 Act, persons affiliated with the Fund are prohibited from dealing with the Fund as principal in the purchase and sale of securities. Since transactions in the over-the-counter market usually involve transactions with dealers acting as principal for their own account, the Fund will not deal with affiliated persons in connection with such transactions. However, affiliated persons of the Fund may serve as its broker in the over-the-counter market and other transactions conducted on an agency basis.

      The Board of Directors of the Fund has adopted certain policies incorporating the standards of Rule 17e-1 issued by the Securities and Exchange Commission under the 1940 Act, which require that the commissions paid to affiliates of the Fund, or to affiliates of such persons, must be reasonable and fair compared to the commissions, fees or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time. The rule and procedures also contain review requirements and require the Investment Adviser to furnish reports to the Board of Directors of the Fund and to maintain records in connection with such reviews. After consideration of all factors deemed relevant, the Board of Directors of the Fund will consider from time to time whether the advisory fee will be reduced by all or a portion of the brokerage commission given to brokers that are affiliated with the Fund.

     The aggregate dollar amount of brokerage commissions paid by the Fund during its fiscal year ended December 31, 1997 was $8,244.






PROPOSAL NO. 2
(Selection of Independent Accounts)

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to examine the financial statements of the Fund for the year ending December 31, 1998. Unless a contrary specification is made, the accompanying proxy will be voted in favor of ratifying the selection of such accountants. Representatives of Arthur Andersen LLP are expected to be present at the Meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. There has been no change in the Fund's accountants since the creation of the Fund. The Board of Directors recommends that shareholders vote "FOR" the ratification of Arthur Andersen LLP as the independent accountants for the Fund.

PROPOSALS OF SHAREHOLDERS


     Shareholder proposals for the 1999 Annual Meeting of Shareholders must be received by the Fund at P.O. Box 220, Royal Oak, Michigan 48068 before the close of business on December 10, 1998 for consideration for inclusion in the Fund's proxy statement. Shareholder proposals should be addressed to the attention of the Fund's Secretary.

MISCELLANEOUS

     The Board of Directors is not aware of any other business that will be presented for action at the Meeting. If any other business comes before the Meeting, the Management Proxy Committee has been directed by the Board of Directors to cast such votes at its discretion. The cost of preparing and mailing the notice of meeting, proxy statement and proxy to the shareholders will be borne by the Fund.

                             By Order of the Board of Directors


April 8, 1998

                             Lewis A. Rockwell, Secretary


















Exhibit A
Auditors Report

Plante & Moran LLP

Independent Auditor's Report


To the Trustees
National Association of Investment
   Clubs Trust and Subsidiaries

We have audited the accompanying consolidated statement of financial position of National Association of Investment Clubs Trusts and subsidiaries ( a not-for-profit corporation) as of September 30, 1997 and 1996 and the related consolidated statements of activities and changes in trust net assets and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Association of Investments Clubs Trust and subsidiaries as of September 30, 1997 and 1996 and the changes in their net assets and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Plante & Moran, LLP

November 14, 1997
















National Association of Investment Clubs Trust and  Subsidiaries
 Consolidated Statement of Financial Position
 September 30, 1997 and 1996


                                             1997                   1996


                              Assets

Current Assets
   Cash and cash equivalents              $4,235,405         $   4,358,202
   Investments (Note 2)                      962,512             4,805,230
   Accounts Receivable (less allowance for
     uncollectible accounts $29,955 in
     1997 and 1996)                          290,098               306,154
   Inventories                               337,454               295,172
   Deferred tax asset (Note 4)                16,085                12,889
   Prepaid expenses and other                212,653               185,934

      Total current assets                 6,054,207             9,963,581

Property, Buildings and Equipment (Note 3) 2,842,864             2,367,797

Other Assets
     Investments (Note 2)                  8,051,476               541,547
     Deferred tax asset (Note 4)              62,000                    --

     Total other assets                    8,113,476               541,547

     Total assets                        $17,010,547           $12,872,925

                        Liabilities and Trust Net Assets

Current Liabilities
   Accounts payable                      $   445,010           $   507,818
   Deferred revenue                        5,210,678             4,400,206
   Accrued compensation                       59,307               254,357
   Other accrued liabilities                 164,049               407,669
   Federal income taxes payable              597,575               210,822

   Total current liabilities               6,476,619             5,780,872
Deferred Compensation                      1,807,078               541,072

Deferred Tax Liability (Note 4)                   --               293,865

   Total liabilities                       8,283,697             6,615,809

Trust Net Assets - Unrestricted            8,726,850             6,257,116

   Total liabilities and trust equity    $17,010,547           $12,872,925






NATIONAL ASSOCIATION OF INVESTMENT CLUBS TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996 and 1997


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of National Association of Investment Clubs Trust and its wholly-owned subsidiaries, National Association of Investors Corporation, NAIC Investor Advisory Service Corporation and National Investors Association (collectively, the Trust). All significant intercompany transactions have been eliminated in consolidation.

The Trust is engaged principally in providing its members with the tools to make informed investment decisions in the common stock market. Revenue consists primarily of membership dues, subscriptions, and sales of publications and market analysis tools to members throughout the country.

Revenue Recognition - Membership dues and publication subscriptions are deferred and recognized ratably over the applicable term. Advertising revenue is recognized at the time of the publication. Sales revenue is recognized at the time of shipment to members.

Cash Equivalents - The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments - Investments in equity securities with readily determinable fair market values and in all debt securities are recorded at fair market value.

Inventories - Inventories consist primarily of investment software, books and publications for sale to members, recorded at the lower of cost or market value determined using the first-in, first-out method.

Property, Buildings and Equipment - Property, buildings and equipment are recorded at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Income Taxes - The Trust and its subsidiaries are not exempt from income taxes. A current tax liability or asset is recognized for estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting and operating loss carryforwards.

Profit-Sharing Plan - The Trust has a defined contribution profit-sharing plan covering substantially all employees with more than one year of service. The benefits are based on years of service and discretionary employer contributions based on net profit of the Trust as a percentage of participants' wages. Profit-sharing expense for fiscal 1997 and 1996 totaled $133,785 and $124,810, respectively.

Deferred Compensation - The Trust has deferred compensation arrangements with an officer. One of the arrangements provides for a lump-sum benefit at retirement and the other provides annual defined benefits for the officer's lifetime. The estimate present value of the Trust's obligations under these arrangements is reflected as a liability in the accompanying statement of financial condition. Deferred compensation expense for fiscal 1997 and 1996 totaled $1,122,174 and $13,507, respectively.
Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Functional Allocation of Expenses - The costs of providing the Trust's member services totaled approximately $14,052,000 and $11,438,000, management and general costs totaled $707,000 and $555,700, and membership development costs totaled $548,000 and $426,000 for 1997 and 1996, respectively.

NOTE 2 - INVESTMENTS

Investments, stated at fair value, consist of the following:

                                               1997              1996

U.S. government securities                  $3,354,485       $1,342,599
Corporate bonds                              1,184,099          234,070
Equity securities                            3,596,474        2,545,761
Certificate of deposit                         712,512          982,376
Mutual funds                                   166,418          241,971

             Total                          $9,013,988       $5,346,777

Investment income for the year ended September 30, 1997 and 1996 consists of the following:

                                               1997              1996

          Dividend and interest           $   434,847         $ 337,252
          Net unrealized gains and losses     946,440           251,917
                                           $1,381,287         $ 589,169

NOTE 3 - PROPERTY, BUILDINGS AND EQUIPMENT

Property, buildings and equipment are summarized as follows:

                                               1997              1996

Land                                      $   163,197       $   163,197
Buildings and improvements                  1,761,843         1,497,704
Machinery and equipment                     1,230,233           868,605
Furniture and fixtures                        574,092           466,960
Vehicles                                       51,218            51,218

              Total cost                    3,780,583         3,047,684

Less accumulated depreciation                 937,719           679,887

              Total                       $ 2,842,864       $ 2,367,797

Depreciation expense for the years ended September 30, 1997 and 1996 totaled $231,924 and $191,256, respectively.


NOTE 4 - INCOME TAXES

The provision for income taxes for the year ended September 30, 1997 and 1996 is as follows:
                                               1997               1996

     Current                               $1,625,341         $ 950,916
     Deferred expense (benefit)              (359,061)           21,000

     Total income tax expense              $1,266,280         $ 971,916

A reconciliation of the provision for income taxes from continuing operations to income taxes computed by applying the statutory United States federal tax rate to income before taxes is as follows:

                                               1997              1996

Tax, computed at 34 percent of pretax income$1,270,245      $ 1,039,298
Effect of nondeductible expenses                13,680               --
Effect of nontaxable income                    (17,645)         (67,382)

     Total income tax expense               $1,266,280      $   971,916

The details of the net deferred tax liability are as follows:

                                               1997              1996

Total deferred tax liabilities              $ (743,895)      $ (477,829)
Total deferred tax assets                      821,980          196,853

     Net deferred tax liability           $     78,085       $ (280,976)

Deferred tax liabilities result primarily from the use of accelerated depreciation for tax reporting purposes and unrealized gains on investments. Deferred tax assets result from expenses recorded for financial reporting purposes but not currently deductible for tax purposes and revenue deferred for financial reporting but currently taxable.

Cash paid for income taxes totaled $1,238,588 and $673,978 for the years ended September 30, 1997 and 1996, respectively.

NOTE 5 - LOW COST INVESTMENT PLAN

The Trust acts as agent for members for the purchase of shares of corporations that have a dividend reinvestment plan and are willing to accept the Trust's purchases on behalf of members. Funds received from members for such purchases are placed in escrow prior to the periodic purchase dates specified by each corporation's dividend reinvestment agent. At September 30, 1997 and 1996, member funds held in escrow by the Trust totaled approximately $169,000 and $196,000 respectively.
Although these funds are held by the Trust, they are excluded from the accompanying consolidated statement of financial position since they are not assets of the Trust.